AMENDMENT
TO THE
UNDERWRITING AGREEMENT

THIS AMENDMENT to the Underwriting Agreement (the “Agreement”) between Calvert Investment Distributions, Inc., a Delaware corporation (“Distributor”), and Calvert Variable Products, Inc., a Maryland corporation (“Fund”) dated as of December 12, 2008, is effective as of October 30, 2015. Terms used herein and not otherwise defined have the meaning assigned thereto in the Agreement.

1.	All references to “Calvert VP Barclays Aggregate Bond Index Portfolio” are changed to “Calvert VP Investment Grade Bond Index Portfolio.”

2.	All references to and information for “Calvert VP Inflation Protected Plus Portfolio” are deleted.

3.
The information for Calvert VP Nasdaq 100 Index Portfolio and Calvert VP Investment Grade Bond Index Portfolio (formerly Calvert VP Barclays Aggregate Bond Index Portfolio) in Schedule II is deleted and restated as follows (headings included for ease of reference only):

Distribution Fee

	Class F	Class I
Calvert VP Nasdaq 100 Index Portfolio	N/A	N/A
Calvert VP Investment Grade Bond Index Portfolio	N/A	N/A

4.
The information for Calvert VP Nasdaq 100 Index Portfolio and Calvert VP Investment Grade Bond Index Portfolio (formerly Calvert VP Barclays Aggregate Bond Index Portfolio) in Schedule III is deleted and restated as follows (headings included for ease of reference only):

Service Fee

	Class F	Class I
Calvert VP Nasdaq 100 Index Portfolio	0.25%	N/A
Calvert VP Investment Grade Bond Index Portfolio	0.25%	N/A
IN WITNESS WHEREOF, Distributor and Fund have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

CALVERT VARIABLE PRODUCTS, INC.

BY: /s/ Ivy Wafford Duke
Ivy Wafford Duke
Vice President and Secretary

CALVERT INVESTMENT DISTRIBUTORS, INC.

BY: /s/ Vicki L. Benjamin
Vicki L. Benjamin
Senior Vice President, Chief Financial Officer
And Treasurer